                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                            Lone Star Technologies, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

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    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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    (4) Proposed maximum aggregate value of transaction:

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/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

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    (2) Form, Schedule or Registration Statement No.:

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    (4) Date Filed:

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

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                             TO BE HELD MAY 11, 1999

         Notice is hereby given that the Annual Meeting of Shareholders of Lone Star Technologies, Inc. ("Lone Star"), a Delaware corporation, will be held on the 11th day of May, 1999, at 9:00 a.m., local time, in the Addison Room, Hotel Inter-Continental Dallas, 15201 Dallas Parkway, Dallas, Texas, for the following purposes:

         (1)   To elect one member to the Board of Directors of Lone Star;

         (2) To vote upon approval of amendments to the 1985 Long-Term Incentive Plan of Lone Star; and

         (3) To transact any other business as may properly come before the meeting or any adjournment thereof.

         The close of business on March 22, 1999 is the record date for the determination of shareholders entitled to notice of and to vote at the meeting or any adjournment thereof. A complete list of the shareholders entitled to vote at the meeting will be available for examination by any shareholder at the office of the Secretary of Lone Star, 14681 Midway Road, Suite 200, Dallas, Texas 75244 (telephone: 972/386-3981) during the ten-day period preceding the meeting.

         We hope that you will be represented at the meeting by signing the enclosed proxy card and returning it in the accompanying envelope as promptly as possible, whether or not you expect to be present in person. Your vote is important - as is the vote of every shareholder - and the Lone Star Board of Directors appreciates the cooperation of shareholders in returning proxies to vote at the meeting.

                                       By order of the Board of Directors,

                                       Robert F. Spears
                                       Secretary

Dallas, Texas
March 23, 1999

                          LONE STAR TECHNOLOGIES, INC.
                          14681 Midway Road, Suite 200
                                 P.O. Box 803546
                            Dallas, Texas 75380-3546

                                 PROXY STATEMENT

                     SOLICITATION AND REVOCATION OF PROXIES

The enclosed proxy is solicited by and on behalf of the Board of Directors of Lone Star for use at the Annual Meeting of Shareholders to be held on May 11, 1999, or at any adjournment thereof. Any shareholder giving a proxy may revoke it prior to the voting of the proxy on any matter (without affecting, however, any vote already cast on any other matters) by:

         (a) notifying Lone Star of such revocation in writing prior to or at the Annual Meeting,

         (b) delivering to Lone Star a duly executed proxy relating to the same shares dated subsequent to the date of the original proxy, or

         (c) voting the same shares in person at the Annual Meeting.

The principal executive offices of Lone Star are located at 14681 Midway Road, Suite 200, Dallas, Texas 75244 (telephone: 972/386-3981). This Proxy Statement and the enclosed proxy were mailed to shareholders on or about March 23, 1999.

All shares represented by unrevoked proxies will be voted at the meeting or any adjournment thereof as specified by the persons giving such proxies. If no contrary specification is made, the shares represented by proxies will be voted FOR the election as a director of the nominee named herein and FOR approval of the amendments to the 1985 Long-Term Incentive Plan described herein.

                      OUTSTANDING SHARES AND VOTING RIGHTS

As of March 22, 1999, the record date for the determination of shareholders entitled to vote at the Annual Meeting, there were 22,501,373 outstanding shares of Lone Star Common Stock. This is the only class of stock of Lone Star outstanding, and each share of Common Stock is entitled to one vote on all matters properly coming before the Annual Meeting.

                              ELECTION OF DIRECTORS

The Certificate of Incorporation and By-Laws of Lone Star provide for a Board of Directors comprised of three classes of directors, as nearly equal in number as possible, with each class of directors to be elected for three-year terms. Therefore, the nominees for election to the class of directors whose terms are expiring at an Annual Meeting are elected for a term expiring at the Annual Meeting of Shareholders held in the third year following the year of their election. If the total number of directors is increased or decreased, however, the Board of Directors may adjust the number of directors in one or more classes, and that adjustment may result in a director being elected or reelected to a term shorter than three years. If any director is appointed by the Board of Directors between Annual Meetings to succeed a director who has resigned, died or been removed, the shareholders at the next Annual Meeting following the appointment will vote to elect a director to complete the unexpired term or to serve a full three-year term if the unexpired term ends at that Annual Meeting. Directors are elected by plurality vote.

John P. Harbin, who had served as a director of Lone Star since 1987, retired from the Board on December 31, 1998. See "Executive Compensation - Retirement of John P. Harbin" in this Proxy Statement.

After the retirement of Mr. Harbin, the Board reduced the number of directors from seven to six. In connection with that reduction, the Board adjusted the number of directors in two of the three classes of directors by moving Dean P. Guerin from one class to another. Therefore, at the 1999 Annual Meeting, shareholders will be asked by Lone Star to reelect Mr. Guerin to the Board of Directors for a term expiring at the 2000 Annual Meeting. The recent experience of the nominee is summarized below in the first table.

Each proxy solicited hereby which is given prior to the voting at the Annual Meeting and is not revoked will be voted FOR the election of the nominee named in the following table, unless a contrary specification is made in the proxy. If for any reason the nominee should become unavailable for election, then, unless a contrary specification is made in the proxy, votes will be cast pursuant to authority granted by the proxy for a substitute nominee designated by the Board of Directors, or, in the absence of a designation by the Board of Directors, for a substitute nominee designated by any of the persons authorized by the proxy to vote as proxies. The Board of Directors is not aware that the nominee will be unwilling or unable to serve.

The following tables set forth, for the nominee for director and for the directors whose current terms extend beyond the 1999 Annual Meeting, the principal occupation or employment for each during at least the past five years, the year in which each joined the Board of Directors, the year in which their current terms on this Board expire and other business directorships held. One of the directors, Mr. Mercer, was recommended for nomination to the Board before his election in 1995 by Alpine Capital, L.P. and the other shareholders reporting share ownership information with Alpine in footnote (2) to the table under the heading "Principal Shareholders" in this Proxy Statement.

The Board of Directors recommends that shareholders vote FOR the election of the nominee named in the table.

                               NOMINEE FOR DIRECTOR


Name (Age)       Business Experience and Other Information     Year First Elected
----------       -----------------------------------------     -----------------
DEAN P. GUERIN (77)                                                         1989
     Investments since 1994. Chairman of General Aluminum Corp. (manufacturer of aluminum and vinyl doors and windows) since June 1998; Chairman and
     Chief Executive Officer, Berry Barnett Food Distribution Company, Inc.
     (wholesale food distribution company) from 1990 to 1994; retired as
     Chairman of the Board of Eppler, Guerin and Turner, Inc. (investment banking firm) in 1986. Director: Trinity Industries, Inc. and General
     Aluminum Corp. His current term expires in 1999. (1,2)


                                       3

                                   CONTINUING DIRECTORS

CHARLES L. BLACKBURN (71)                                                   1991
     Retired from Maxus Energy Corporation in 1995; Chairman, President and
     Chief Executive Officer of Maxus Energy Corporation (oil and gas
     producer) from 1987 to 1995. Director: Maxus Energy Corporation. His current term expires in 2001. (1,2)

JAMES E. MCCORMICK (71)                                                     1991
     Retired from Oryx Energy Company in 1992; President and Chief Operating
     Officer of Oryx Energy Company (formerly Sun Exploration and Production
     Company, oil and gas exploration and production company) from 1988 to
     1992. Director: BJ Services Co., Snyder Oil Corporation, TESCO Corporation
     and Dallas National Bank. His current term expires in 2001. (1,2)

THOMAS M. MERCER, JR. (55)                                                  1995
     Partner since 1995 of Ceres Capital Partners and owner since 1993 of The
     Mercer Financial Company (financial advisory and investment banking services); President of the employee benefits division of Pre-Paid Legal
     Services, Inc. during part of 1993 and 1994. His current term expires in
     2001. (1,2)

RHYS J. BEST (52)                                                           1997
     Chairman of the Board, President and Chief Executive Officer of Lone
     Star since January 1999; President and Chief Executive Officer of Lone
     Star from July 1998 to December 1998; President and Chief Operating
     Officer of Lone Star from 1997 to June 1998; President and Chief
     Executive Officer of Lone Star Steel Company ("Steel"), a subsidiary of
     Lone Star, from 1989 to 1997. His current term expires in 2000.

FREDERICK B. HEGI, JR. (55)                                                 1985
     General Partner, Wingate Partners, L.P. and Wingate Management Co., L.P.
     (private investments) since 1987; Principal, Wingate Management Co. II,
     L.P. (private investments) since 1994; President, Valley View Capital
     Corporation (private investments) since 1982; Chairman, United
     Stationers, Inc. (wholesale office products) since 1996. Director:
     United Stationers, Inc. and Loomis, Fargo & Co. His current term expires in 2000. (1,2)

(1)  Member of the Audit Committee.
(2)  Member of the Compensation Committee.

During 1998, there were six meetings of the Board of Directors and four meetings of Board committees. All of the directors attended more than 80 percent of the meetings of the Board of Directors and committees of the Board on which they served.

COMPENSATION OF DIRECTORS. Each director of Lone Star who is not an officer of Lone Star or any of its subsidiaries receives an annual retainer of $25,000, plus expenses incurred in connection with attendance at meetings of the Board of Directors or any committee of the Board of Directors of which he is a member. In addition to the annual retainer, each director receives attendance fees of $1,000 for each meeting of the Board of Directors and $1,000 for each committee meeting attended whether or not there was a Board meeting that same day. Each director may elect to receive his retainer and meeting fees in cash or Lone Star shares, or he may defer receipt under a phantom stock arrangement. A director who is an officer and employee of Lone Star receives no compensation for serving as a director of Lone Star.

Following each of the Annual Meetings in 1993, 1995 and 1997, each director then in office who was not an employee of Lone Star or its subsidiaries ("non-executive director") received a stock option for 25,000 shares of Common Stock of Lone Star and following the Annual Meeting in 1998 and each Annual Meeting after that, each non-executive director receives a stock option for 12,500 shares of Common Stock, all under the terms of the 1985 Long-Term Incentive Plan of Lone Star (subject to an overall limitation of 750,000 shares that may be issued for such options) with an exercise price at the fair market value of the Common Stock on the date the options are granted. The non-executive directors held options as of February 28, 1999 covering the following number of shares of Common Stock: Mr. Blackburn, 75,000 shares; Mr. Guerin, 81,250 shares; Mr. Hegi, 112,500 shares; Mr. McCormick, 56,250 shares; and Mr. Mercer, 62,500 shares. Lone Star's shareholders are voting on the approval of amendments to the Plan at the 1999 Annual Meeting that will increase the number of shares that may be issued for non-executive directors' options from 750,000 to 1,000,000 and will give the Compensation Committee the discretion to grant to a new non-executive director upon his or her election a stock option for up to 12,500 shares. See "Amendments to 1985 Long-Term Incentive Plan" in this Proxy Statement.

RETIREMENT POLICY FOR DIRECTORS

After the 1998 Annual Shareholders Meeting, the Board of Directors adopted a retirement policy for directors: "A person is not eligible for election as a director if he or she is seventy years of age or older at the time of the election; provided, however, that this provision shall not prevent the re-election at the 1999 Annual Shareholders Meeting of the director whose term of office expires at that meeting." Pursuant to that policy, Messrs. Blackburn and McCormick will not be nominated for re-election at the 2001 Annual Meeting. Mr. Guerin, whose term expires at the 1999 Annual Meeting, has been nominated for reelection. Due to an adjustment in the classes of directors, Mr. Guerin is a nominee for reelection to the class with a term expiring at the 2000 Annual Meeting.

                               EXECUTIVE OFFICERS

All executive officers of Lone Star are elected annually by and serve at the pleasure of the Board of Directors, or in the case of Mr. Dunn, at the pleasure of the Board of Directors of Steel which he serves as Chief Executive Officer. John P. Harbin retired as an officer and director of Lone Star during 1998. See "Executive Compensation - Retirement of John P. Harbin" in this Proxy Statement. The following sets forth information concerning the current executive officers of Lone Star. Information regarding Mr. Best, the Chief Executive Officer of Lone Star, is provided above in the Directors' listing.

Name(Age)                        Business Experience and Other Information
---------                        -----------------------------------------

W. BYRON DUNN (45)
     President and Chief Executive Officer of Steel since 1997 and Executive Vice President - Sales and Marketing of Steel from 1991 to 1997.

ROBERT F. SPEARS (55)
     Vice President, General Counsel and Secretary of Lone Star since 1996; General Counsel of Financial Industries Corporation (life insurance holding company), Austin, Texas, from 1991 to 1996.

CHARLES J. KESZLER (36)
     Vice President-Finance and Treasurer of Lone Star since 1996; Director of Taxes and Pension Investments of Steel from 1994 to 1996.

                        SECURITY OWNERSHIP OF MANAGEMENT

The following table shows beneficial ownership of shares of Common Stock of Lone Star by each director of Lone Star, each executive officer of Lone Star named in the Summary Compensation Table in this Proxy Statement and all directors and executive officers of Lone Star as a group at February 28, 1999. Each beneficial owner has sole voting power and sole investment power as to the shares listed opposite his name.


Name of Director,
Executive Officer or Group                  Number of Shares(1)    Percent of Class(2)
--------------------------                  -------------------    -------------------
Rhys J. Best                                      124,418                   *
Charles L. Blackburn                               37,500                   *
Dean P. Guerin                                     44,750                   *
John P. Harbin                                    217,600                   *
Frederick B. Hegi, Jr.                             77,865                   *
James E. McCormick                                 21,750                   *
Thomas M. Mercer, Jr.                              27,500                   *
W. Byron Dunn                                      49,006                   *
Charles J. Keszler                                 20,750                   *
Robert F. Spears                                    7,500                   *

All directors and
executive officers as a group (10)                628,639(3)               2.73

--------
*Less than 1%.

(1) Includes 108,750 shares for Mr. Best, 37,500 shares for Mr. Blackburn, 43,750 shares for Mr. Guerin, 152,500 shares for Mr. Harbin, 75,000 shares for Mr. Hegi, 18,750 shares for Mr. McCormick, 25,000 shares for Mr. Mercer, 42,500 shares for Mr. Dunn, 18,750 shares for Mr. Keszler and 7,500 shares for Mr. Spears which may be acquired within 60 days of February 28, 1999 pursuant to options granted by Lone Star under its 1985 Long-Term Incentive Plan.

(2) Percentages are calculated on 23,031,373 shares, the number that would have been outstanding if the stock options described in the prior footnote had been exercised.

(3) Includes a total of 530,000 shares which may be acquired within 60 days of February 28, 1999 pursuant to options held by all directors and executive officers as a group.

Additional share ownership information regarding principal shareholders of Lone Star who are neither executive officers nor directors is shown in the table under the heading "Principal Shareholders" in this Proxy Statement.

                             EXECUTIVE COMPENSATION

The following table sets forth information concerning the compensation of each person who served as the chief executive officer of Lone Star during 1998 or was serving as an executive officer of Lone Star at the end of 1998 and received salary and bonus exceeding $100,000 during 1998 (the "named executive officers").


                           SUMMARY COMPENSATION TABLE

                                                                          Long-Term Comp Awards
                                                                           Options (# of shares          All Other
Name and Principal Position(1)    Year    Salary($)(2)   Bonus($)(3)    of Lone Star Common Stock)   Compensation($)(4)
------------------------------    ----    ------------   -----------    --------------------------   ------------------
John P. Harbin                    1998       393,750       250,000                  -                    3,022,898
Chairman of the Board,            1997       400,000       250,000                75,000                      -
Lone Star                         1996       375,000        50,000                15,000                       -

Rhys J. Best                      1998       320,000       225,000                40,000                     4,800
President & Chief Executive       1997       300,000       200,000                50,000                     4,800
Officer, Lone Star                1996       287,500        15,000                15,000                     4,500

W. Byron Dunn                     1998       235,000       175,000                30,000                     4,800
President and Chief               1997       211,876       100,000                20,000                     4,800
Executive Officer, Steel          1996       183,756        12,500                10,000                     4,500

Charles J. Keszler                1998       150,000        50,000                15,000                     4,800
Vice President - Finance          1997       125,000        15,000                15,000                     4,238
and Treasurer, Lone Star          1996        95,583          -                   10,000                     2,867

Robert F. Spears                  1998       167,500        50,000                15,000                      -
Vice President, General           1997       155,000        10,000                15,000                      -
Counsel and Secretary,            1996        70,710          -                     -                         -
Lone Star

(1) Mr. Harbin served as Chairman of the Board, President and Chief Executive Officer of Lone Star during 1996 and the first seven months of 1997, Chairman of the Board and Chief Executive Officer of Lone Star from August 1, 1997 to June 30, 1998 and Chairman of the Board of Lone Star during the last six months of 1998. Mr. Best served as President and Chief Executive Officer of Steel during 1996 and the first seven months of 1997 and President and Chief Operating Officer of Lone Star from August 1, 1997 to June 30, 1998 and has served as President and Chief Executive Officer of Lone Star since July 1, 1998. Mr. Best became Chairman of the Board of Lone Star on January 1, 1999. Mr. Dunn served as Executive Vice President - Sales and Marketing of Steel during 1996 and the first seven months of 1997 and has served as President and Chief Executive Officer of Steel since August 1, 1997. Mr. Keszler served as Director of Taxes and Pension Investments of Steel during the first two months of 1996 and has served as Vice President - Finance and Treasurer of Lone Star since March 1, 1996. Mr. Spears was not employed by Lone Star or any of its subsidiaries during the first six months of 1996. He has served as Vice President, General Counsel and Secretary of Lone Star since July 10, 1996.

(2) At Mr. Harbin's request, his salary for the last three months of 1998 was reduced by 50%.

(3) Each bonus was paid in the year indicated in the table but related to the previous year's performance.

(4) The compensation shown in the last column for Mr. Harbin represents the compensation that he will be paid during the five years following his retirement and $22,898 he received upon his retirement as a director of Lone Star on December 31, 1998 under a director's deferred compensation agreement. See "Retirement of John P. Harbin" below. For Messrs. Best, Dunn and Keszler, the compensation listed in the last column represents company contributions to a 401(k) plan.

RETIREMENT OF JOHN P. HARBIN

John P. Harbin joined the Board of Directors of Lone Star in 1987 and became Chairman, President and Chief Executive Officer of Lone Star in 1989, when its steel company subsidiary was in bankruptcy. Lone Star reported a net loss of $191.4 million in 1989. During the last five calendar years of Mr. Harbin's tenure as Chief Executive Officer (1993 - 1997), Lone Star reported net earnings
(loss) of ($7.2 million), $1.2 million, $9.6 million, $24.9 million and $53.7 million, respectively.

During his employment with Lone Star, Mr. Harbin served without any retirement or other customary employee benefits. During 1997 and early 1998, he had discussions with Lone Star's non-executive directors regarding his plans for retirement and management succession, and those directors considered and discussed at meetings of the Board and the Compensation Committee Mr. Harbin's plans to retire, who would succeed him, what compensation would be paid to him after his retirement and what services he might continue to provide to Lone Star after he retired. Mr. Harbin and the Compensation Committee agreed that he would retire as Chief Executive Officer on June 30, 1998 and as Chairman and a director on December 31, 1998.

At a meeting on April 15, 1998, the Compensation Committee decided that Lone Star would pay Mr. Harbin additional compensation during the five years after his retirement and that Lone Star should retain him to continue to provide services during the period Lone Star pays him the additional compensation and pay his office expenses during that period. Mr. Harbin entered into an agreement dated July 23, 1998 (the "Agreement") with Lone Star, which provides that Lone Star will pay him $1 million on January 2, 1999 and $2 million in 60 equal monthly installments, beginning on January 31, 1999 and ending on December 31, 2003. If Mr. Harbin dies before the end of the five-year term of the Agreement, his estate would receive the payments over the remaining term. If a "change in control" of Lone Star, as defined in the 1985 Long-Term Incentive Plan of Lone Star, as amended, occurs before the end of the Agreement's term, all remaining payments would be immediately paid by Lone Star to Mr. Harbin or his estate. No interest is payable with respect to any amount. Lone Star also agreed to pay Mr. Harbin's office expenses during the Agreement's term in an amount not exceeding $25,000 annually.

Mr. Harbin agrees to consult with Lone Star, as requested, during the term of the Agreement with regard to Lone Star's business and operations. His services are to include advice and consultation and the performance of such other services as requested by Lone Star relating to the maintenance and furtherance of satisfactory relationships between Lone Star and its existing and prospective customers and others having business relationships with Lone Star, representing Lone Star with trade groups and other organizations and, generally, the business and affairs of Lone Star.

The Agreement provides that the obligation of Lone Star to pay the additional compensation is absolute and will not be affected by Mr. Harbin's inability to perform services or by any offset, defense or claim that Lone Star may have against him or others. The Agreement also states that Lone Star and Mr. Harbin recognize that those payments are in consideration of the valuable services that he has rendered and continues to render as an officer of Lone Star and that while the value to Lone Star of his consulting services may be considerable, those payments are not conditioned on his providing consulting services.

The Agreement was filed as an exhibit to Lone Star's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998, and the foregoing description of the Agreement is qualified in its entirety by reference to the Agreement.

Mr. Harbin elected to have the payment of his 1988 directors' fees deferred until his retirement under a phantom stock arrangement. He was credited with 2,261.5 units in lieu of receiving $33,000 of directors' fees in cash in 1988. In accordance with the terms of Mr. Harbin's deferred compensation agreement, he received a payment of $22,898 from Lone Star upon his retirement as a director of Lone Star on December 31, 1998, which is the result of multiplying the number of his units by the closing price per share of Lone Star Common Stock on the New York Stock Exchange on that date.

CHANGE IN CONTROL ARRANGEMENTS

Lone Star's and Steel's Boards of Directors adopted in 1997 an Employment Retention Policy that provides that each officer or key employee designated by Lone Star's Board or Compensation Committee will receive a lump sum payment if his or her employment is involuntarily terminated without "cause" or is voluntarily terminated for "good reason" within two years after a "change in control" of the employer. The lump sum payment for each officer or key employee is an amount, as determined by Lone Star's Board or Compensation Committee, that does not exceed 24 times the officer's average monthly compensation or 12 times the key employee's average monthly compensation. The average monthly compensation is based on the individual's salary and bonus for the 12 months prior to termination or, if higher, the 12 months prior to the change in control. As of February 28, 1999, the lump sum amount for each of seven officers of Lone Star and Steel (including four of the five named executive officers) was 24 times his average monthly compensation, and the lump sum amount for each of five other officers of Steel was 12 times his average monthly compensation.

Generally, a "change in control" of Steel would occur if Lone Star sells Steel's stock or assets or if there is a "change in control" of Lone Star. A "change in control" of Lone Star is defined, in general, as (i) a change in control required to be reported under Regulation 14A of the Securities Exchange Act of 1934, (ii) more than 50 percent of Lone Star's stock becomes beneficially owned by an entity, person or group, (iii) a majority of the Board ceases to be made up of "qualified directors" during any 24 month period, (iv) any merger, consolidation or sale of assets of Lone Star in which Lone Star's shareholders do not continue to own more than 50 percent of the voting stock of the surviving entity or (v) the approval by Lone Star's shareholders of Lone Star's liquidation or dissolution. A "qualified director" is any individual who was a director of Lone Star at the beginning of the 24 month period or was nominated for election or was elected to the Board during that period by two-thirds of the "qualified directors" still in office.

Certain officers and employees of Lone Star and Steel, including the named executive officers, and the directors of Lone Star have stock options granted under the 1985 Long-Term Incentive Plan. Stock options, which ordinarily are not fully exercisable until four years after grant, may vest (become fully exercisable) after a "change in control" (as defined in the Plan) of Lone Star occurs. The definition of "change in control" of Lone Star in the Plan is the same as the definition in the Employment Retention Policy, and the Plan provides that options become fully exercisable if an optionee's employment is involuntarily terminated without "cause" or is voluntarily terminated for "good reason" within two years after a "change in control" of Lone Star occurs.

                                     OPTIONS

The following table shows the options that were granted under the 1985 Long-Term Incentive Plan in 1998 to the named executive officers. Each option has an exercise price equal to the fair market value of Lone Star's Common Stock on the date of grant, has a ten year term and is exercisable as follows: 25 percent on and after the first anniversary of the grant, and an additional 25 percent on and after each of the next three anniversaries. The rates of stock appreciation presented in this table for the shares under options are not predictions of future stock prices.


                               OPTION GRANTS TABLE

                              Number of
                              Shares of
                             Common Stock      % of Total                                       Annual Rates of
                             Underlying     Options Granted                                 Stock Price Appreciation
                               Options        to Employees    Exercise       Expiration         for Option Terms
Name                         Granted (#)         in 1998      Price ($/sh)      Date        5% ($)        10% ($)
----                         -----------         -------      ------------      -----       ------        -------
Rhys J. Best                    40,000            20.51           31.28       2/19/2008     786,874      1,994,090
W. Byron Dunn                   30,000            15.38           31.28       2/19/2008     590,155      1,495,568
Charles J. Keszler              15,000             7.69           31.28       2/19/2008     295,078        747,784
Robert F. Spears                15,000             7.69           31.28       2/19/2008     295,078        747,784

The following table reflects exercises of options by the named executive officers during 1998 and unexercised options held by them at the end of 1998.


                       AGGREGATED OPTION EXERCISES IN 1998
                           AND 12/31/98 OPTION VALUES

                                                 Number of Shares
                                                  of Common Stock            Value of
                                                    Underlying             In-The-Money
                        Shares                  Options at 12/31/98     Options at 12/31/98
                     Acquired on     Value          Exercisable/           Exercisable/
Name                   Exercise    Realized($)    Unexercisable(#)        Unexercisable($)*
----                   --------    -----------    ----------------        -----------------
John P. Harbin            -            -          152,500 /   -             235,938 /  -
Rhys J. Best              -            -           80,000 / 87,500          292,813 / 8,125
W. Byron Dunn             -            -           26,250 / 51,250           78,438 / 4,063
Charles J. Keszler        -            -            8,750 / 31,250             -    /  -
Robert F. Spears         3,750       45,016           -   /  26,250            -    /  -

*The value is calculated based on the excess, if any, of $10.125 (the closing price of a share of Lone Star Common Stock on the New York Stock Exchange on December 31, 1998) over the relevant exercise price.

No options were repriced in 1998.

                          COMPENSATION COMMITTEE REPORT

Lone Star is engaged in business as a manufacturer and supplier of oilfield and other industrial metal products through Steel, Lone Star's principal operating company. Steel conducts business throughout the world, and its management is faced continually with many challenges. The Compensation Committee believes that successful compensation programs for executive officers and other key employees must be geared to attract and retain quality personnel by providing rewards for exemplary individual performance and must foster enhancement of shareholder value. To reach these objectives, Lone Star's executive compensation program consists of current salary, bonus opportunity and a longer term incentive.

ANNUAL COMPENSATION

It is the Compensation Committee's practice to review and approve salaries and bonus awards for executive officers annually. The Committee receives from the chief executive officer compensation recommendations for the other executive officers of Lone Star. The Committee may request additional information and analysis and ultimately determines in its discretion whether to approve recommended changes. These determinations, which do not include the chief executive officer's salary, are made by the Committee based on its own analysis and judgment and the recommendations of the chief executive officer.

The chief executive officer's salary is separately considered by the Committee. Mr. Harbin was the chief executive officer during the first six months of 1998. At the February 1998 meeting of the Committee, his annual salary was increased by $50,000 to $450,000, effective January 1, 1998. In determining his salary, the Committee considered the businesses in which Lone Star engages, including the highly competitive nature of the steel and oil and gas industries, the experience he brings to the position and his contributions to the performance of Lone Star and Steel.

In 1998, the salary changes from the previous year for the other named executive officers were the following increases: $30,000 per year in Mr. Best's salary to $330,000 as of May 1, 1998; $25,000 per year in Mr. Keszler's salary to $150,000 as of January 1, 1998; and $15,000 per year in Mr. Spears' salary to $175,000 as of July 1, 1998.

Annual bonus awards are evaluated by the Committee after the end of each fiscal year. As discussed below, the Committee's decisions on bonuses are largely subjective and do not entail precise assigning of relative weight to any particular factor. The salary and bonus of each executive officer of Lone Star that exceeded $100,000 during 1998, including the chief executive officer, are shown in the Summary Compensation Table in this Proxy Statement.

LONG TERM COMPENSATION - STOCK OPTIONS

Long term incentive compensation, rather than reflecting a single year's results, is intended to reward performance over the long term. It has been Lone Star's practice to structure this long term incentive compensation in the form of options for its Common Stock granted under the 1985 Long-Term Incentive Plan. These options have an exercise price equal to the fair market value of the Common Stock on the date of grant and become exercisable in annual cumulative installments of 25 percent each, so that the option is not fully exercisable for four years. The options can become exercisable sooner upon the optionee's death or "retirement" (as defined in the Plan) or if an optionee's employment is involuntarily terminated without "cause" or is voluntarily terminated for "good reason" within two years after a "change in control" of Lone Star occurs. Unexercised options terminate six months after the optionee's "retirement," six months after the optionee's termination of employment after a "change in control," nine months after the optionee's death or three months after any other cessation of employment. The shareholders of Lone Star are voting on the approval of amendments to the Plan at the 1999 Annual Meeting that will increase the period of time during which an optionee or his or her estate can exercise options after "retirement," death or termination of employment after a "change in control". See "Amendments to 1985 Long-Term Incentive Plan" in this Proxy Statement.

The Committee administers the 1985 Long-Term Incentive Plan and is responsible for awarding stock options to employees under the Plan, including executive officers. Options create a strong link between executive compensation and shareholder return and enable executives to develop a meaningful ownership interest in Lone Star. The gradual vesting of the options over a four-year period and the executive's ability to benefit from increases in Common Stock values provide the executive a continuing incentive to achieve results beneficial to the shareholders and also align the executive's long term interests with those of the shareholders.

When options are granted to executive officers, the Committee evaluates the individual's performance currently and relative to the future needs of Lone Star and its operating units and considers the chief executive officer's recommendations. The size of awards is based in part on historical practices and the Committee's subjective evaluation, as discussed further below. The Lone Star chief executive officer's option awards are made on a similar basis.

Options granted in 1998 to each executive officer of Lone Star who received salary and bonus exceeding $100,000 during 1998 are shown in the Option Grants Table included elsewhere in the Proxy Statement.

ADDITIONAL COMPENSATION OF JOHN P. HARBIN

During 1997 and early 1998, Mr. Harbin had discussions with the members of the Committee regarding his plans for retirement and management succession. Those plans, what compensation would be paid to Mr. Harbin after his retirement and what services he might continue to provide to Lone Star after he retired were discussed at meetings of the Board and the Committee. The Committee considered the accomplishments of Lone Star and its subsidiaries under Mr. Harbin's leadership and the benefits that have been received from his extraordinary services. The Committee also recognized that he was employed by Lone Star when Steel was in bankruptcy and has served Lone Star without any retirement or other customary employee benefits. The advantages to Lone Star of Mr. Harbin's continuing to provide services to Lone Star's Board and management after his retirement were also discussed. The Committee considered his good health and vitality, excellent reputation and valuable relationships in the oil and gas industry and broad business experience and wise judgment that Lone Star could continue to benefit from. At a meeting held on April 15, 1998, the Committee decided that Lone Star would pay Mr. Harbin additional compensation during the five years after his retirement and that Lone Star should retain him to continue to provide services during that period. See "Executive Compensation - Retirement of John P.
Harbin" in this Proxy Statement for a description of the agreement between Lone Star and Mr. Harbin that was authorized and approved by the Committee and the Board of Directors.

                                    * * * * *

To assist in making its decisions on compensation matters, the Committee members communicate with the executive officers regularly at Board meetings, receive operating information frequently throughout the year and are given the chief executive officer's recommendations regarding compensation for other executive officers.

The Committee's decisions are not based on a formulistic approach assigning relative weights of various factors or quantitative comparisons with specific competitors or competitor groups or other mathematical methods. All decisions are made with the objective of retaining and compensating those officers who have demonstrated to the satisfaction of the Committee the capacity to contribute to the financial and competitive performance of Lone Star, thereby furthering the main objective of the compensation program -- increasing shareholder value.

The foregoing report is submitted by the Compensation Committee, the members of which are:

                            Dean P. Guerin, Chairman*
                              Charles L. Blackburn
                             Frederick B. Hegi, Jr.
                               James E. McCormick
                              Thomas M. Mercer, Jr.

*Mr. Guerin presided as Chairman of the two meetings of the Committee held in 1998, one in February and the other in April. Mr. Blackburn was elected Chairman of the Committee in May, 1998.

                                PERFORMANCE CHART

The following graph compares the yearly percentage change for the five-year period from January 1, 1994 to January 1, 1999 in the cumulative total returns on Lone Star's Common Stock, the S&P 500 Composite Stock Index and the S&P Oil Well Equipment & Services Index. The value of each investment was equal to $100 on January 1, 1994:

                       CUMULATIVE TOTAL RETURN COMPARISON

                         FIVE-YEAR INDEX (1/1/94 = 100)





                                     [GRAPH]




[The graph that appears here in the paper copy presents the data set forth below in the table.]

                            1994      1995     1996      1997      1998      1999
                            ----      ----     ----      ----      ----      ----
Lone Star Common Stock     $100.00   $88.89   $139.68   $215.87   $360.32   $128.57
S&P 500 Index              $100.00   $98.64   $132.33   $159.15   $208.50   $264.17
S&P Oil Equipment Index    $100.00   $88.57   $117.60   $163.67   $248.81   $128.14

                             PRINCIPAL SHAREHOLDERS

The following table sets forth as of February 28, 1999, the number of shares of Lone Star Common Stock beneficially owned by each person known by Lone Star to own beneficially more than five percent of its outstanding Common Stock. Percentages are based on 22,501,373 shares of Common Stock of Lone Star which were issued and outstanding on that date. The information below and elsewhere in the Proxy Statement reporting share ownership of Lone Star is believed to be current based upon information made available to Lone Star prior to the date of this Proxy Statement.


Name and Address                       Amount of            Percent of Outstanding
of Beneficial Holder              Beneficial Ownership           Common Stock
--------------------              --------------------           ------------
Alpine Capital, L.P.                 8,909,872(1)(2)                39.597%
201 Main Street, Suite 3100
Fort Worth, TX 76102

Keystone, Inc.                       2,233,100(2)(3)                 9.924%
201 Main Street, Suite 3100
Fort Worth, Texas 76102

(1) Alpine Capital, L.P. reports that it has sole voting and dispositive power as to these shares.


(2) A Schedule 13D, reporting that these shares were acquired for investment purposes, was filed with the Securities and Exchange Commission jointly by Alpine Capital, L.P., Robert W. Bruce, III, Algenpar, Inc., J. Taylor Crandall, Keystone, Inc., The Anne T. and Robert M. Bass Foundation, Anne T. Bass, and Robert M. Bass. The Foundation is reported to have sole voting and dispositive power as to an additional 100,000 shares of Common Stock, with respect to which Anne T. Bass and Robert M. Bass are reported to have shared voting and dispositive power. The filing states that Mr. Crandall and Mr. Bruce have shared voting and dispositive power as to the Foundation's shares and, along with Algenpar, Inc., have shared voting and dispositive power as to Alpine Capital, L.P.'s shares as well, which together total 9,009,872 shares and represent approximately 40.041 percent of the outstanding Common Stock.

(3) Keystone, Inc. and Robert M. Bass are reported to have sole voting and dispositive power as to these shares.

                   AMENDMENTS TO 1985 LONG-TERM INCENTIVE PLAN

CURRENT PLAN

The 1985 Long-Term Incentive Plan (the "Plan") is a stock based incentive plan which authorizes the issuance of Lone Star Common Stock and certain cash payments under awards to key salaried employees (including officers and directors who are employees) of Lone Star and its subsidiaries for (a) stock options designed to meet the requirements of Section 422 of the Internal Revenue Code ("incentive stock options"), (b) stock options which do not meet those requirements ("non-qualified stock options"), (c) stock appreciation rights, either separately or in tandem with the award of stock options, (d) restricted stock grants, (e) performance unit grants and (f) stock in payment of incentive compensation earned under Lone Star's bonus program. The Plan also provides for awards of stock options to non-executive directors of Lone Star (directors of Lone Star who are not employees of Lone Star or of a subsidiary). Subsequent to April 9, 1995, the tenth anniversary of the inception of the Plan, incentive stock options cannot be granted pursuant to the Plan. The aggregate number of shares that may be issued under the Plan cannot exceed 2,700,000 shares of Common Stock. See "Proposed Amendments" for a description of the amendment to the Plan that will increase the aggregate number of shares that may be issued under the Plan to 3,700,000.

As of February 28, 1999, options to purchase an aggregate of 1,408,750 shares of Common Stock were outstanding under the Plan and 264,775 shares were available for future grant. The market value of all shares of Common Stock subject to outstanding options under the Plan was $18,313,750 (based on the closing price of Common Stock on the New York Stock Exchange on February 26,
1999). The current executive officers of Lone Star held options as of February 28, 1999 covering the following number of shares of Common Stock:
Rhys J. Best, 267,500; W. Byron Dunn, 127,500; Charles J. Keszler, 70,000; and Robert F. Spears, 56,250. The non-executive directors of Lone Star held options as of that date covering the following number of shares of Common
Stock: Charles L. Blackburn, 75,000; Dean P. Guerin, 81,250; Frederick B. Hegi, Jr., 112,500; James E. McCormick, 56,250; and Thomas M. Mercer, Jr., 62,500.

The following summary briefly describes the principal features of the current Plan, before giving effect to the amendments that are being voted on by the shareholders at the Annual Meeting and are described below under "Proposed Amendments."

The Plan provides that the Board of Directors may establish a committee (the "Committee") consisting of not less than two nor more than ten members of the Board of Directors who are "outside directors" as defined under Section 162(m) of the Internal Revenue Code to administer the Plan and grant awards thereunder. Currently, the Plan is administered by the Compensation Committee, which is composed of five directors, Messrs. Blackburn, Guerin, Hegi, McCormick and Mercer.

The Committee determines those key salaried employees (including officers) of Lone Star and its subsidiaries who are to be granted awards under the Plan and the number of shares to be optioned to such participants. The Plan has an annual limit of 100,000 on the number of shares with respect to which options and stock appreciation rights can be granted to any individual. See "Proposed Amendments" for a description of the amendment to the Plan that will increase the annual limit to 200,000 shares. Non-executive directors of Lone Star participate in the Plan, but only with respect to the award of stock options.

Following each of the Annual Meetings in 1993, 1995 and 1997, each non-executive director then in office received a stock option for 25,000 shares of Common Stock of Lone Star and following the Annual Meeting in 1998 and each Annual Meeting after that, each non-executive director receives a stock option for 12,500 shares of Common Stock, all under the terms of the Plan (subject to an overall limitation of 750,000 shares that may be issued for such options) with an exercise price at the fair market value of the Common Stock on the date the options are granted. See "Proposed Amendments" for a description of the amendments to the Plan that will increase the number of shares that may be issued for non-executive directors' options from 750,000 to 1,000,000 and will give the Compensation Committee the authority to grant, in its discretion, to a new non-executive director upon his or her election a stock option for up to 12,500 shares.

The per share price at which shares of Common Stock may be purchased under an employee's option is determined by the Committee at the time such option is granted and may not be less than the per share fair market value of the Common Stock on the date of grant.

No option is exercisable until at least one year from the date of grant. The Committee may at the time of granting any option to an employee add additional restrictions as it may deem advisable as to the time such option or any part thereof may become exercisable. All options that have been granted to employees under the Plan to date have, and all options granted to non-executive directors since 1993 are required by the Plan to have, an exercise price equal to the fair market value of the Common Stock on the date of grant and a four-year vesting schedule consisting of cumulative installments of 25 percent each on and after each anniversary date following the date of grant.

The right to exercise any option terminates on the earliest of the following dates (subject to the special rules governing a "change in control"):

         (1)   Ten years after the date the option is granted;

         (2) Three months after the date the optionee shall cease to be a director of Lone Star or an employee of Lone Star or a subsidiary of Lone Star, unless such cessation of directorship or employment is by reason of the optionee's "retirement" or death or unless death occurs within such three months;

         (3) Six months after the date of the optionee's "retirement", unless the optionee dies during that six-month period; or

         (4)   Nine months after the date of the optionee's death.

Options will vest (become fully exercisable) upon the "retirement" of the holder of the options. "Retirement" is defined as retirement from employment with Lone Star or a subsidiary or cessation of service as a director of Lone Star (i) at or after age 55 but prior to age 65 and with the approval of the Committee or
(ii) at or after age 65. In determining whether to approve the "retirement" of an optionee prior to age 65, the Committee may consider any information provided by the optionee, including whether the optionee intends to work for a competitor of Lone Star and its subsidiaries. The option holder will have six months after "retirement" (but not beyond the option's original term) to exercise his or her options. If the optionee's employment or directorship ceases for any reason other than the optionee's "retirement" or death, his or her option will not vest, and the optionee will have three months after the date his or her employment ceases (but not beyond the option's original term) to exercise the option to the extent it was exercisable on the date of such cessation. If the optionee dies (i) while employed by Lone Star or a subsidiary, (ii) while a director, (iii) within three months after cessation of such employment or directorship for any reason other than "retirement" or death or (iv) within six months after "retirement", the option he or she holds will vest, and the option may be exercised within nine months after the optionee's death by the optionee's estate or heirs (but not beyond the option's original term). See "Proposed Amendments" for a description of the amendments to the Plan that will increase the period of time during which an optionee or his or her estate can exercise options after "retirement" or death.

Absence on approved leave is not considered a cessation of employment.

The Plan provides for the continuation of an option held by an employee if he or she becomes a non-executive director and for the continuation of an option held by a non-executive director if he or she becomes an employee.

A participant's options and other awards will fully vest if his or her employment is involuntarily terminated without "cause" or is voluntarily terminated for "good reason" within two years after a "change in control" of Lone Star occurs, a non-executive director's options will fully vest if he or she is removed or not reelected as a director of Lone Star without "cause" within two years after a "change in control" of Lone Star occurs and the vesting of a participant's options and other awards will accelerate under the Plan if his or her employer ceases to be a subsidiary of Lone Star. A participant or non-executive director referred to in the preceding sentence will have six months after termination of his or her employment or directorship or the change in control of a subsidiary (but not beyond the original term of the option) to exercise his or her options. See "Proposed Amendments" for a description of the amendment to the Plan that will increase the period of time during which an optionee can exercise options after termination of employment or directorship after a "change in control." All outstanding options and awards under the Plan will vest if (i) Lone Star's shareholders vote on a merger or other transaction in which they would not receive any voting common stock of Lone Star's successor or (ii) a "change in control" of Lone Star occurs and it is the first step in an attempt to acquire all of the stock or assets of Lone Star and the contemplated second step is a merger or other transaction described in (i).

The Plan defines a "change in control" of Lone Star, in general, as (i) a change in control required to be reported under Regulation 14A of the Securities Exchange Act of 1934, (ii) more than 50 percent of Lone Star's stock becomes beneficially owned by an entity, person or group, (iii) a majority of the Board ceases to be made up of "qualified directors" during any 24 month period, (iv) any merger, consolidation or sale of assets of Lone Star in which Lone Star's shareholders do not continue to own more than 50 percent of the voting stock of the surviving entity or (v) the approval by Lone Star's shareholders of Lone Star's liquidation or dissolution. A "qualified director" is any individual who was a director of Lone Star at the beginning of the 24 month period or was nominated for election or was elected to the Board during that period by two-thirds of the "qualified directors" still in office.

"Cause" for termination of a participant's employment means his or her illegal conduct or gross misconduct that in either case is willful and results in material damage to the employer's business or reputation or his or her willful failure or refusal to perform his or her duties or obligations to the employer or to comply in all material respects with the lawful directives of the employer's Chief Executive Officer or Board of Directors, provided that the employee has received written notice from the employer stating the nature of such failure or refusal and has reasonable opportunity to correct the stated deficiency.

"Cause" for termination of a non-executive's directorship means his or her illegal conduct or gross misconduct that in either case is willful and results in material damage to Lone Star's business or reputation or his or her willful failure or refusal to perform his or her duties or obligations to Lone Star.

"Good Reason" with respect to the voluntary termination of a participant's employment means the occurrence, after a "change in control", of (i) any adverse change in his or her status, position, authority or responsibilities, (ii) a reduction of his or her compensation, or (iii) any material change in his or her employment location.

The Committee may in its discretion grant to employees rights entitling the grantee to receive cash or shares of Common Stock having a fair market value equal to the appreciation in market value of a stated number of shares of Common Stock from the date of grant to the date of exercise, or, in the case of rights granted in tandem with or by reference to an option granted prior to the grant of such rights, from the date of grant of such related option to the date of exercise. The Committee may at the time of granting any stock appreciation right add certain additional conditions and limitations to that right.

Stock appreciation rights may be granted in tandem with or by reference to a related option (in which event the grantee may elect to exercise either the option or the appreciation rights, but not both, as to any of the same shares subject to the option and the rights) or appreciation rights may be granted independently of any option. Appreciation rights granted in tandem with or by reference to a related option are exercisable only to the extent that the related option is exercisable and the fair market value of the Common Stock exceeds the per share option price of such option.

Upon exercise of a stock appreciation right, the grantee is paid the excess of the then fair market value of the number of shares of Common Stock to which the appreciation right relates over the fair market value of such number of shares at the date of grant of the appreciation right or of the related option, as the case may be. Such excess will be paid in cash or in shares of Common Stock having a fair market value equal to such excess, or in any combination thereof.

Termination of the right to exercise any stock appreciation right is the same as described above with respect to options.

The Committee may in its discretion award to any employee shares of Common Stock. Such awards may be contingent on the participant's continuing employment for a period to be specified in the award, which may not be less than one nor more than ten years from the date of award, and/or on any other contingencies, additional terms and conditions as the Committee in its sole discretion may deem appropriate.

The Committee may in its discretion grant to any employee awards consisting of performance units which have a monetary value which may or may not be equivalent to shares of Common Stock. The vesting of performance units are, and their value may be, contingent on the achievement over a period of not less than two nor more than ten years of such individual, corporate, division, subsidiary, group or other objectives as are established by the Committee.

The Plan will terminate on April 9, 2005. Awards then outstanding will not be affected by such termination.

Lone Star's Board of Directors may amend, supplement or suspend the Plan, but it cannot (a) impair any awards already made or (b) without the approval of the shareholders, (i) increase the number of shares of Common Stock which may be issued under the Plan, (ii) materially modify the requirements as to eligibility for participation in the Plan,
(iii) materially increase the benefits accruing to participants or non-executive directors under the Plan or (iv) provide for the grant of options to purchase Common Stock at less than the fair market value per share thereof on the date of grant. The provisions of the Plan which govern non-executive directors' options cannot be amended more than once every six months, other than to comport with changes in the Internal Revenue Code and the Employee Retirement Income Security Act of 1974.

For federal income tax purposes, the recipient of a non-qualified stock option under the Plan will not realize income upon the grant of the option but will realize ordinary income on the date the option is exercised in the amount of the difference between the fair market value of the stock on the exercise date and the exercise price. Subject to Section 162(m) of the Internal Revenue Code, the amount of ordinary income realized by the optionee upon exercise of the option will be deductible in computing the taxable income of Lone Star. The option holder will have a basis in the stock acquired equal to the fair market value of the stock at the date of exercise. Any gain or loss realized upon the subsequent sale of stock acquired on the exercise of the option will be a short-term or long-term capital gain or loss depending on the optionee's holding period. The vesting of options may be accelerated pursuant to the terms of the Plan. That acceleration may be determined to be, in whole or in part, a "parachute payment" as defined by the Internal Revenue Code if it arises in connection with a change in control of Lone Star, and, in that event, option holders will be subject to a special excise tax of 20 percent on the "excess parachute payment" as defined by the Code. In addition, Lone Star will not be allowed a deduction for any "excess parachute payment". This brief description of the federal income tax treatment of non-qualified stock options applies to the current Plan and the Plan as amended by the proposed amendments described below. This summary does not purport to be complete and reference is made to the applicable provisions of the Code.

PROPOSED AMENDMENTS

On March 9, 1999, the Board of Directors adopted, subject to shareholder approval at this Annual Meeting, amendments to the Plan that (1) increase the number of shares that may be issued under the Plan by 1,000,000, (2) increase the number of shares that may be issued under the Plan to non-executive directors by 250,000, (3) increase the number of shares with respect to which options and stock appreciation rights can be granted in a year to any individual by 100,000, (4) give the Committee the authority to grant, in its discretion, to a new non-executive director upon his or her election a stock option for up to 12,500 shares and (5) increase the period of time during which an optionee or his or her estate can exercise options to 36 months after "retirement," death or termination of employment after a "change in control".

As of February 28, 1999, only 264,775 shares were available for issuance under the Plan, of which only 137,500 shares were available for issuance to non-executive directors. The Board of Directors has determined that it is in the best interests of Lone Star and its shareholders to authorize additional shares for issuance under the Plan so that an adequate number of shares are available for Plan purposes. Accordingly, the Board of Directors adopted, subject to shareholder approval at this Annual Meeting, amendments to the Plan that increase the number of shares that may be issued under the Plan from 2,700,000 to 3,700,000 and increase the number of shares that may be issued under the Plan to non-executive directors from 750,000 to 1,000,000.

The Plan currently has an annual limit of 100,000 shares with respect to which options and stock appreciation rights can be granted to any individual. The Board believes that the 100,000 share limit is too restrictive and has increased it to 200,000 shares, subject to shareholder approval at this Annual Meeting.

The Board believes that in order to attract new non-executive directors it may need to offer them stock options at the time they are elected to the Board. Therefore, the Board adopted, subject to shareholder approval at this Annual Meeting, an amendment to the Plan that gives the Committee the authority to grant, in its discretion, to a new non-executive director upon his or her election a stock option for up to 12,500 shares.

The Plan currently provides that an option terminates six months after "retirement" or termination of employment after a "change in control" and nine months after death. The Board believes that these time periods are not adequate and have increased them to 36 months, subject to shareholder approval at this Annual Meeting.

These amendments to the Plan will be approved at the Annual Meeting if the holders of a majority of shares of Common Stock present in person or by proxy and entitled to vote at the meeting vote in favor of the amendments. The Board of Directors recommends that shareholders vote FOR the approval of the amendments.

                                  OTHER MATTERS

The Annual Meeting has been called for the purposes set forth in the Notice of Annual Meeting to which this Proxy Statement is appended. It is not anticipated that matters other than the election of Directors and the approval of the amendments to the Plan as described in the Notice and this Proxy Statement will be brought before the meeting for action. If any other matters do properly come before the meeting, it is intended that votes thereon will be cast for all shares represented by unrevoked proxies solicited hereby which are received prior to the voting thereon in accordance with the best judgment of any of the persons authorized to vote as proxies.

                                   ACCOUNTANTS

On the recommendation of its Audit Committee, the Board of Directors has reappointed Arthur Andersen LLP as independent public accountants of Lone Star and its subsidiaries for the fiscal year ending December 31, 1999. Arthur Andersen LLP served as independent public accountants for Lone Star for the preceding year. A representative of Arthur Andersen LLP will attend the Annual Meeting, will have an opportunity to make a statement on behalf of Arthur Andersen LLP, and will be available to respond to appropriate questions.

                      COST AND METHOD OF PROXY SOLICITATION

The cost of this proxy solicitation will be paid by Lone Star. In addition, Lone Star will reimburse brokers and other custodians, nominees, and fiduciaries for their expenses in sending proxies and proxy materials to their principals. Officers and other regular employees of Lone Star and, if necessary, its subsidiaries may request by telephone, telegram, or in person the return of proxies.

Those officers and other regular employees of Lone Star or subsidiaries will not receive additional compensation in connection with any solicitation of proxies.

                           ANNUAL REPORT AND FORM 10-K

The Annual Report to Shareholders of Lone Star for the year ended December 31, 1998, including the Annual Report on Form 10-K for the same period (without exhibits), has been mailed to shareholders of record as of March 22, 1999. A COPY OF THE ANNUAL REPORT ON FORM 10-K HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AND WILL BE FURNISHED (WITHOUT EXHIBITS) WITHOUT CHARGE TO SHAREHOLDERS UPON WRITTEN REQUEST TO LONE STAR TECHNOLOGIES, INC., P. O. BOX 803546, DALLAS, TEXAS 75380-3546, ATTN: CHARLES J. KESZLER, CORPORATE RELATIONS.

                  SHAREHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

Shareholder proposals for consideration at the 2000 Annual Meeting of Shareholders must be received no later than December 7, 1999, at Lone Star's principal executive office, 14681 Midway Road, Suite 200, Dallas, Texas 75244, directed to the attention of the Secretary.

                  APPENDIX TO, NOT PART OF, THE PROXY STATEMENT

           LONE STAR TECHNOLOGIES, INC. 1985 LONG-TERM INCENTIVE PLAN

          (AS AMENDED BY THE BOARD OF DIRECTORS THROUGH MARCH 9, 1999)

SECTION 1. PURPOSE. The purpose of the Lone Star Technologies, Inc. 1985 Long-Term Incentive Plan ("Plan") is to attract and retain able and experienced directors for Lone Star Technologies, Inc. ("Company") from outside the ranks of the employees of the Company and its subsidiaries and to attract and retain key salaried employees for the Company and its subsidiaries, to provide an incentive for such directors and employees to exert maximum efforts for the Company's success and to reward such efforts by enabling the directors and employees to participate in such success through the ownership and performance of shares of the Company's Common Stock ("Common Stock") and, in the case of employees, also through monetary rewards.

SECTION 2. ADMINISTRATION. The Board of Directors of the Company ("Board of Directors") may establish a Committee ("Committee") consisting of not less than two nor more than ten members of the Board of Directors who are non-executive directors (a person who is a director of the Company but not an employee of the Company or any of its subsidiaries, is a "non-executive director" as that term is used under the Plan), notwithstanding that non-executive directors are eligible to participate under the Plan or have received options, to administer the Plan and to award under the Plan to key salaried employees of the Company and its subsidiaries options (along with options granted to non-executive directors under the Plan, "Options"), stock appreciation rights, restricted stock grants, and performance units grants (together with Options granted to non-executive directors under the Plan, collectively referred to herein as "awards", and individually as "award"). Each member of the Committee shall be an "outside director" under Section 162(m) of the Internal Revenue Code of 1986, as amended. The members of the Committee shall be appointed from time to time by and serve at the pleasure of the Board of Directors. The Committee shall have the power where consistent with the general purpose and intent of the Plan to adopt rules and regulations and prescribe forms for use in connection with the Plan. The Committee shall have the authority to interpret the Plan, and determine all questions arising under the Plan and any agreement made pursuant to the Plan. Any interpretation, decision, or determination made by the Committee shall be conclusive. A majority of the Committee shall constitute a quorum and an act of the majority of the members present at any meeting at which a quorum is present shall be the act of the Committee. Any decision reduced to writing and signed by a majority of the members of the Committee shall be fully as effective as if it had been made by a majority vote at a duly held meeting. In the absence of a Committee, all authority of the Committee under the Plan shall be vested in and exercisable by the Board of Directors. Notwithstanding the foregoing, the Committee shall have no power or authority under this section of the Plan to alter or modify any explicit provisions in the Plan.

SECTION 3. SHARES SUBJECT TO THE PLAN. The aggregate number of shares of stock which may be issued under the Plan shall not exceed three million seven hundred thousand (3,700,000) shares of Common Stock. Either authorized and unissued shares or treasury shares may be delivered pursuant to the Plan. If any Option or restricted stock grant lapses, is canceled, is forfeited or is otherwise terminated, as to any shares, such shares shall again become available under the Plan. If, however, any Option or portion thereof is surrendered in exchange for shares issued pursuant to the exercise of a stock appreciation right or in exchange for the retention of restricted stock granted in tandem with an Option, any excess of the number of shares covered by the Option or portion thereof so surrendered over the number of shares so issued or retained in exchange shall not again be made available under the Plan.

SECTION 4. PARTICIPATION IN THE PLAN. The Committee shall determine from time to time those key salaried employees (including officers and directors who are employees) of the Company and its subsidiaries who are to be granted awards hereunder (such individuals are referred to herein as "participants"). In making its determination, the Committee may consider such factors as in its discretion it considers appropriate. Participants may be granted more than one award. Participation in the Plan by a participant or a non-executive director shall not confer upon any participant or upon any non-executive director any right with respect to continuation of such participant's employment by the Company or a subsidiary, or seat on the Board of Directors, as the case may be, nor interfere with the right of the Company or such subsidiary to terminate at any time employment of any participant. An award shall not confer any rights as a stockholder upon the holder thereof, except only as to shares actually issued pursuant to the Plan.

SECTION 5. OPTIONS. The Committee shall determine from time to time those participants who are to be granted Options and the number of shares to be optioned to such participants. The aggregate number of shares with respect to which Options and stock appreciation rights can be granted under Sections 5 and 9 of the Plan to any one individual during any calendar year shall not exceed 200,000, subject to adjustment pursuant to Section 14 hereof. Any Option to participants may, in the discretion of the Committee and subject to the limitation of this Section 5, be either an incentive stock Option or non-qualified stock Option. An "incentive stock Option" shall mean a stock Option meeting the requirements for an incentive stock Option under the provisions of Section 422 (or any provision substituted therefor) of the Internal Revenue Code of 1986, as amended (the "Code"), at the time of grant of such Option, and notwithstanding any other provision of the Plan, an Option intended to be an incentive stock Option must be granted by the tenth anniversary date of the approval of the Plan by Northwest Industries, Inc. and shall be subject to such additional or more restrictive terms and conditions as the Committee shall determine may be necessary to meet such requirements or deem reasonable and consistent with the purposes of incentive stock Options. The fair market value of the shares of Common Stock for which a participant is granted an incentive stock

Option under the Plan prior to January 1, 1987 (determined on the date such Option is granted) shall not exceed in any calendar year the excess of (i) the sum of (a) $100,000 and (b) the unused limit carryover of such participant to such calendar year over (ii) the fair market value of all other shares for which the participant was granted incentive stock Options in such calendar year (such fair market value to be determined as of the date each such Option was granted) under all plans of the Company or any parent or subsidiary of the Company. For purposes of this Section 5 the unused limit carryover of a participant to any calendar year shall be the carryover determined under the following sentence reduced by the amount of such carryover which was used in prior calendar years, and for this purpose Options granted to the participant in any calendar year shall be treated as first reducing the $100,000 limitation and then as reducing the unused limit carryovers to such year in the order of the calendar years in which the carryover arose. The carryover shall be an amount determined for each calendar year after 1980 equal to one-half of the excess of (x) $100,000 over
(y) the aggregate fair market value (determined as of the time the Option is granted) of the shares for which the optionee was granted incentive stock Options in such calendar year under all plans of the Company and any parent or subsidiary corporation of the Company, and such carryover shall be a carryover to each of the three succeeding calendar years. A "non-qualified stock Option" shall mean a stock Option which is not an incentive stock Option. The Options awarded to non-executive directors of the Company must be non-qualified stock Options.

SECTION 6. OPTION PRICE. The per share price at which shares of Common Stock may be purchased by a participant under an Option shall be determined by the Committee at the time such Option is granted. The price at which shares of Common Stock may be purchased under an Option granted to a participant shall not be less than, and in the case of an Option granted to a non-executive director shall be equal to, the per share fair market value of the Common Stock on the date of grant of such Option. The fair market value shall mean the average of the high and low prices per share of the Common Stock on the principal United States securities exchange on which the Common Stock is listed or, if not so listed, on the National Association of Securities Dealers Automated Quotations System or any successor system then in use, on the date of grant or, if there are no sales on such date, on the next succeeding day on which there are sales. No shares shall be issued upon exercise of an Option until the Company receives full payment therefor together with (a) payment in cash equal to the amount of any state and federal taxes required to be withheld at the time of such issuance or (b) if no such taxes are required to be withheld at the time of such issuance, an agreement by the party exercising the Option to pay to the Company the amount of state or federal taxes thereafter required to be withheld in respect of such issuance. Payment of the Option price shall be (i) in cash, (ii) in the discretion of the Committee by the transfer and delivery to the Company of shares of Common Stock having a fair market value on the date of exercise of such Option at least equal to the Option price or (iii) in the discretion of the Committee, any combination of (i) and (ii).

SECTION 7. EXERCISE OF OPTIONS. No Option shall be exercisable until at least one year from the date of grant of such Option, and the Committee may at the time of granting any Option to a participant add such additional restrictions as it shall deem advisable as to the time within which such Option or any part thereof may become exercisable. The right of a participant or a non-executive director to exercise in whole or in part any Option shall not be affected by any outstanding stock Option previously granted to that person, except that each incentive stock Option granted to a participant under the Plan prior to January 1, 1987 (for the purposes of this Section 7 hereinafter referred to as the "new incentive Option") shall not be exercisable while there is outstanding any new incentive Option which was granted to such participant before the granting of such later new incentive Option, to purchase stock in the Company (or any parent or subsidiary of the Company or a predecessor of any such companies). For purposes of the preceding sentence, an incentive stock Option shall be considered to be outstanding until it (i) is exercised in full, (ii) expires by reason of the exercise of a stock appreciation right associated with such incentive stock Option, or (iii) lapses, whichever occurs first. In order to exercise an Option, a participant or non-executive director shall give written notice to the Secretary of the Company at the Company's main office in Dallas, Texas.

SECTION 8. NON-EXECUTIVE DIRECTORS STOCK OPTIONS. Non-executive directors shall not be eligible to participate in the Plan beyond the granting of Options; further, not more than 1,000,000 shares of Common Stock may be issued under Options awarded to non-executive directors. Only shares of Common Stock issued upon exercise of Options which, when granted, were granted to individuals who were at the time non-executive directors shall be deemed "issued under Options awarded to non-executive directors". Shares issued to non-executive directors under Options granted when they were participants shall not count towards the 1,000,000 share limitation provided in this Section. Outstanding Options in effect immediately prior to the Company's annual shareholders meeting in 1993 to non-executive directors shall remain in effect according to their terms and as the same may be amended as contemplated under Section 18 hereof. Beginning with the year 1993, and continuing with the years 1995 and 1997, and ending with the year 1997, on the first business day after the Company's annual shareholders meeting each such year, each non-executive director in office at such time shall receive automatically, by virtue of this Plan, the award and grant of an Option for 25,000 shares of Common Stock. Beginning with the year 1998, and every year thereafter, on the first business day after the Company's annual shareholders meeting each such year, each non-executive director in office at such time shall receive automatically, by virtue of this Plan, the award and grant of an Option for 12,500 shares of Common Stock. Whenever a new non-executive director is elected, he or she may be granted Options, at the discretion of the Committee, for any number of shares of Common Stock not to exceed 12,500. All Options awarded to non-executive directors shall be non-qualified stock Options, and each such Option granted pursuant to the terms of the three foregoing sentences shall become exercisable for up to 25% of the total number of shares of Common Stock into which the Option may be exercised on and after the first anniversary of the date of the award, for up to 25% more (i.e. in total 50%) of those total shares on and after the second anniversary, for up to 25% more (i.e. in total 75%) of those total shares on and after the third anniversary and for up to 100% of those total shares (i.e. all the shares into which the Option may be exercised) on and after the fourth anniversary of the date of the Option award (each such Option to the extent exercisable may be exercised in full or in part at any time for the shares under the Option), at all times subject to the terms of
Section 10 regarding the continued right to exercise under certain circumstances.

SECTION 9. STOCK APPRECIATION RIGHTS. The Committee may in its discretion grant to any participant or participants rights entitling the grantee to receive cash or shares of Common Stock having a fair market value equal to the appreciation in market value of a stated number of shares of Common Stock from the date of grant to the date of exercise, or, in the case of rights granted in tandem with or by reference to an Option granted prior to the grant of such rights, from the date of grant of such related Option to the date of exercise. Stock appreciation rights may be granted in tandem with or by reference to a related Option, in which event the grantee may elect to exercise either the Option or the rights, but not both, as to any of the same shares subject to the Option and the rights, or the rights may be granted independently of any Option. Rights granted in tandem with or by reference to a related Option shall be exercisable to the extent, and only the extent, that the related Option is exercisable and the then fair market value of the Common Stock exceeds the per share Option price of such Option. Rights granted independently of an Option shall be exercisable in whole or in such installments and at such times as may be determined by the Committee. No stock appreciation right shall be exercisable prior to the expiration of one year following the date the right is granted. The Committee may at the time of granting any stock appreciation right add such additional conditions and limitations to such stock appreciation right as it shall deem advisable, including, but not limited to, the time within and extent to which such stock appreciation right shall be exercisable and the maximum amount of appreciation to be recognized with regard to such stock appreciation right. Upon exercise of a stock appreciation right, the grantee shall be paid the excess of the then fair market value of the number of shares of Common Stock to which the right relates over the fair market value of such number of shares at the date of grant of the right or of the related Option, as the case may be. Such excess shall be paid in cash or in shares of Common Stock having a fair market value equal to such excess, or in any such combination thereof, as may be provided in the grant of such right (which may permit the grantee to elect between cash and Common Stock or to elect a combination thereof), or, if no such provision is made in the grant, as the Committee shall determine upon exercise of the right. If the participant will receive Common Stock upon the exercise of a stock appreciation right, then the Company shall be entitled to settle its obligation, arising out of the exercise of a stock appreciation right, to deliver any fractional shares in any manner the Committee, in its discretion, shall deem appropriate, including but not limited to, (a) the payment of cash in lieu of such fractional share or (b) by rounding the number of shares to be delivered up to the next full share and requiring a cash payment by the participant for such additional fractional share. In order to exercise any stock appreciation right, a participant shall give written notice to the Secretary of the Company at the Company's main office in Dallas, Texas.

SECTION 10. TERMINATION OF OPTIONS AND STOCK APPRECIATION RIGHTS, AND CHANGE OF STATUS.

(a) A participant's right to exercise any Option or stock appreciation right and right of a non-executive director to exercise any Option (Options and stock appreciation rights collectively referred to in subparts (a) through
(d) only of this section as "Option") shall terminate on the earliest of the following dates:

         (1)   Ten years after the date the Option is granted.

         (2) Three months after the date the participant shall cease to be employed by the Company or a subsidiary, or, if a non-executive director, the non-executive director shall cease to be a director of the Company, unless such cessation of employment or as a director is by reason of the participant's or non-executive director's Retirement or death or unless death occurs within such three months. "Retirement" means retirement from employment with the Company or a subsidiary or cessation of service as a director of the Company (i) at or after age 55 but prior to age 65 and with the approval of the Committee or (ii) at or after age 65. Any participant who retires from employment at or after age 55 but prior to age 65 shall inform the Committee in writing as to whether such participant intends to be employed by, or otherwise provide services to, any competitor of the Company or a subsidiary and shall provide the Committee with any other information that it may reasonably request. The Committee may consider the information provided by the participant and any other available information in determining whether to approve the participant's retirement. The determination of the Committee as to an individual's Retirement prior to age 65 shall be conclusive on all parties.

         (3) 36 months after the date of a participant's or non-executive director's Retirement, unless the participant or non-executive director dies during that six-month period.

         (4) 36 months after the date of a participant's or non-executive director's death.

(b) If a participant's employment by the Company or a subsidiary or directorship, in the case of a non-executive director, ceases for any reason other than Retirement or death without the participant or non-executive director having fully exercised the Option, the participant or non-executive director shall be entitled within three months (or any later period applicable under paragraph (c)) following the date of such cessation (but not more than ten years from the date such Option was granted) to exercise the Option to the full extent such Option was exercisable on the date of such cessation. In the case of a participant's or non-executive director's Retirement without the participant or non-executive director having fully exercised the Option, the Option shall become fully exercisable for up to 100% of the unexercised shares under the Option, and the participant or non-executive director shall be entitled within 36 months (or any later period applicable under paragraph
(c)) following the date of Retirement (but not more than ten years from the date such Option was granted) to exercise the Option to the full extent such Option is exercisable.

(c) If a participant or non-executive director dies while employed by the Company or a subsidiary, or while a director in the case of a non-executive director, or within three months after cessation of such employment or directorship or within 36 months after Retirement, without having fully exercised his Option, such Option shall become fully exercisable for up to 100% of the unexercised shares under the Option, and the Option may be exercised within 36 months following such participant's or non-executive director's death (but not more than ten years from the date such Option was granted) by participant's or non-executive director's estate or by a person who acquired the right to exercise such Option by will or the laws of descent, to the full extent such Option is exercisable.

(d) Absence of an employee on approved leave shall not be considered a cessation of employment.

(e) Whenever, and each time that, a person ceases to be either an employee of the Company or a subsidiary or a non-executive director of the Company, so long as such person immediately changes status and becomes, without any interruption in service, an employee of the Company or a subsidiary or a non-executive director of the Company, as the case may be, so that the person's service remains continuous and only the capacity as an employee or non-executive director in which it is rendered changes, any Option theretofore granted to such person, as to which the right of exercise has not expired by the passage of time, shall remain in effect according to the terms of the Plan and any agreement covering the Option, except that the Option, notwithstanding any other terms in the Plan or in any Option agreement (other than provisions of any incentive stock Options referred to at the end of this sentence), shall be governed as to the termination of the right of exercise, after such a change in status has occurred, under subparts (a) through (d) of this section in accordance with the person's then, and when such person's continuous service finally does end, the most recent status of such person as an employee or non-executive director, as the case may be, subject to provisions in the agreement relating to any Option which is an incentive stock Option limiting the ability to exercise the Option as an incentive stock Option in such circumstances.

SECTION 11. RESTRICTED STOCK GRANTS. The Committee may in its discretion grant to any participant or participants shares of Common Stock. Such grants may be contingent on the grantee's continuing employment with the Company or its subsidiaries for a period to be specified in the award, which shall not be less than one or more than ten years from the date of award, and/or any such other contingencies, additional terms and conditions as the Committee in its sole discretion deems appropriate, including, but not by way of limitation, restrictions on the sale or other disposition of such shares during the restriction period. The Committee may in its sole discretion at the time of the award or at any time thereafter provide for the early vesting of such award in the event of termination of employment by retirement, death, incapacity, or otherwise prior to the end of the restriction period. The holder of a restricted stock award shall have the right to vote the restricted shares and to receive dividends thereon, unless and until such shares are forfeited.

SECTION 12. PERFORMANCE UNITS GRANTS. The Committee may in its discretion grant to any participant or participants awards consisting of units which have a monetary value which may or may not be equivalent to shares of Common Stock. The vesting of units shall be, and their value may be, contingent on the achievement over a period of not less than two (2) or more than ten (10) years of such individual, corporate, division, subsidiary, group or other objectives as shall be established by the Committee. Such objectives shall be established by the Committee prior to the beginning of the performance period, but may be revised by the Committee from time to time during the performance period, to take into account significant unforeseen events or changes in circumstances. Except as may otherwise be determined by the Committee at the time of the award or at any time thereafter, a performance award shall terminate if the holder of the award does not remain continuously in the employ of the Company and its subsidiaries at all times during the applicable performance period. Following the end of the performance period, the holder of a performance award shall be entitled to receive payment of an amount, not exceeding the maximum value of the performance award established by the Committee, based on the level of achievement of the objectives for the performance period as determined by the Committee. Payment may be made in cash, shares of Common Stock, or a combination thereof, as determined by the Committee. Any payment to be made in Common Stock shall be based on the fair market value of such stock on the payment date. Incentive compensation awards earned under the Corporate Improvement Incentive Program of the Company as adopted on October 9, 1990, may be paid in whole or in part in Common Stock authorized under this Plan in accordance with the provisions of the two prior sentences.

SECTION 13. TRANSFERABILITY. Awards hereunder are not transferable except by will or the laws of descent. Options and stock appreciation rights may be exercised during the lifetime of the participant or non-executive director only by the participant or non-executive director and after the death of such person, only as provided in Section 10.

SECTION 14. EFFECT OF CERTAIN TRANSACTIONS. If a record date for a stock split, stock dividend, reverse stock split, combination of stock, recapitalization, reclassification, or similar event occurs with respect to Common Stock, or if any other change occurs in the number or kind of shares of Common Stock which in the opinion of the Board of Directors requires such an adjustment, the Board of Directors shall adjust in an equitable manner the terms of each then outstanding award hereunder and the maximum number of shares as to which awards may be granted under the Plan. If the Company is merged with or into or consolidated with one or more corporations, each then outstanding award shall be equitably adjusted by the Board of Directors and assumed by the surviving corporation.

SECTION 15.  CHANGE IN CONTROL.

Notwithstanding any other provision in this Plan:

(a)(i) If a participant's employment by the Company or a subsidiary is involuntarily terminated without Cause or is voluntarily terminated with Good Reason within two years after the occurrence of a Change in Control of the Company, or (ii) if a participant's employer ceases to be a subsidiary of the Company and that participant does not immediately thereafter become an employee of the Company or another subsidiary:

         (A) each Option (including any stock appreciation rights) held by that participant shall become fully exercisable for up to 100% of the unexercised shares under the Option and that participant shall be entitled within 36 months (or any later period applicable under paragraph (c) of Section 10) following the date of the termination of his employment or the date on which his employer ceases to be a subsidiary (but not more than ten years from the date the Option was granted) to exercise the Option to the full extent the Option is exercisable;

         (B) the restrictions applicable to any restricted stock awarded to that participant shall lapse and such restricted stock shall become fully vested and transferable to the full extent of the original grant; and

         (C) any performance units awarded to that participant shall be considered to be earned and payable in full.

(b) If a non-executive director of the Company is removed from the Board of Directors of the Company without Cause or he ceases to be a director of the Company as a result of a failure to be reelected or to be nominated for reelection without Cause, in either event within two years after a Change in Control of the Company, each Option held by that non-executive director shall become fully exercisable for up to 100% of the unexercised shares under the Option and that non-executive director shall be entitled within 36 months (or any later period applicable under paragraph (c) of Section 10) following the date of the termination of his directorship (but not more than ten years from the date the Option was granted) to exercise the Option to the full extent the Option is exercisable.

(c) (i) On the record date for the determination of shareholders of the Company to vote on a merger, consolidation, sale of assets or other transaction in which the Company's shareholders would not receive any voting common stock of the proposed successor to the Company or (ii) upon the occurrence of a Change in Control that is the first step in an attempt to acquire all of the stock or assets of the Company and the contemplated second step is a transaction described in clause (i):

         (A) each outstanding Option shall become fully exercisable for up to 100% of the unexercised shares under the Option;

         (B) the restrictions applicable to each outstanding share of restricted stock shall lapse and such restricted stock shall become fully vested and transferable to the full extent of the original grant; and

         (C) each outstanding performance unit shall be considered to be earned and payable in full.

(d) "Cause" for termination of a participant's employment means his illegal conduct or gross misconduct that in either case is willful and results in material damage to his employer's business or reputation or his willful failure or refusal to perform his duties or obligations to his employer or to comply in all material respects with the lawful directives of his employer's Chief Executive Officer or Board of Directors, provided that the participant has received written notice from his employer stating the nature of such failure or refusal and has reasonable opportunity to correct the stated deficiency.

(e) "Cause" for termination of a non-executive director's directorship means his illegal conduct or gross misconduct that in either case is willful and results in material damage to the Company's business or reputation or his willful failure or refusal to perform his duties or obligations to the Company.

(f) "Change in Control" means with respect to the Company any of the following:

         (i) any event affecting the Company that would be required to be reported by a reporting company as a change in control pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act");

         (ii) any "person" (as that term is used in Section 13(d) of the Exchange Act) becomes the "beneficial owner" (as defined by Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of either the then outstanding shares of the Company's Common Stock or the combined voting power of the Company's then outstanding securities;

         (iii) at any time during any twenty-four month period, the individuals who were serving on the Board of Directors of the Company at the beginning of that period or who were nominated for election or were elected to that Board during that period by a vote of at least two-thirds of such individuals still in office shall cease to constitute a majority of that Board;

         (iv) any merger or consolidation of the Company with any other corporation or any sale of all or substantially all of the assets of the Company, other than a merger, consolidation or sale that results in the voting securities of the Company outstanding immediately prior thereto continuing to represent more than 50% of the combined voting power of the voting securities of the Company or the surviving entity or any parent thereof outstanding immediately thereafter; or

         (v) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company.

(g) "Good Reason" with respect to the voluntary termination of a participant's employment means the occurrence, after a Change in Control, of
(i) any adverse change in his status, position, authority or responsibilities, (ii) a reduction in his compensation, or (iii) any material change in his employment location.

(h) This Section 15, as amended, shall apply to all Options, stock appreciation rights, restricted stock and performance units awarded on or after February 19, 1998 and shall also apply to each Option granted prior to that date if the optionee elects to have this Section 15, as amended, apply to his Options and gives written notice of that election to the Secretary of the Company no later than July 31, 1998.

SECTION 16. AMENDMENT AND TERMINATION OF THE PLAN. The Plan shall terminate on the twentieth anniversary of the date of approval of the Plan by Northwest Industries, Inc., and no award shall be granted hereunder after such termination. Termination of the Plan shall not affect any outstanding awards. The Committee shall have the power where consistent with the general purpose and intent of the Plan to modify the requirements of the Plan to conform with applicable law or to meet special circumstances not anticipated or covered in the Plan, and the Company, by its Board of Directors, reserves the right at any time to modify, amend, supplement, or suspend the Plan, except neither the Committee nor the Company may (a) impair any awards already made, or (b) without the approval of the stockholders of the Company (other than of the stockholders of stock not entitled to vote on the matter requiring approval), except as contemplated by Section 14, (i) increase the number of shares of Common Stock which may be issued under the Plan, (ii) materially modify the requirements as to eligibility for participation in the Plan, (iii) materially increase the benefits accruing to participants or non-executive directors under the Plan or
(iv) have the effect of providing for the grant of Options to purchase Common Stock at less than the fair market value per share thereof on the applicable date of grant of the Options. Notwithstanding any other provision of this Section 16, the provisions of the Plan applicable to non-executive directors which govern (A) the number of shares of Common Stock covered by each Option award to a non-executive director of the Company, (B) the exercise price per share of Common Stock under each such Option, (C) when and under what circumstances each such Option will be granted and (D) the period within which each such Option may be exercised, shall not be amended, except as contemplated by Section 14, more than once every six months, other than to comport with changes in the Code or the rules promulgated thereunder, and the Employee Retirement Income Security Act of 1974, as amended, or the rules promulgated thereunder.

SECTION 17. DELIVERY OF SHARES. Each award hereunder is further subject to the condition that if, at any time, the Board of Directors shall in its sole discretion determine that the listing, registration, or qualification of the shares of Common Stock covered by such award upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of or in connection with the purchase or delivery of shares of Common Stock thereunder, the delivery of all shares of Common Stock pursuant to exercise of the Option or stock appreciation right may be withheld or may be made subject to such conditions as the Committee may deem appropriate unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Board of Directors.

SECTION 18. EFFECTIVE DATE. The Plan shall become effective upon the distribution of the Company's Common Stock to the shareholders of Northwest Industries, Inc.

PROXY                      LONE STAR TECHNOLOGIES, INC.                    PROXY
                          14681 Midway Road, Suite 200
                               Dallas, Texas 75244
                           Annual Meeting May 11, 1999

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     This proxy, when properly executed, will be voted in the manner directed by the undersigned shareholder. IF NO DIRECTION IS MADE AS TO THE NOMINEE FOR ELECTION, THIS PROXY WILL BE VOTED FOR THE NOMINEE NAMED. IF NO DIRECTION IS MADE AS TO PROPOSAL 2, THIS PROXY WILL BE VOTED FOR PROPOSAL 2.

     The undersigned, having received the notice and accompanying Proxy Statement for said meeting, hereby appoints as Proxies Rhys J. Best, Robert
F. Spears and Charles J. Keszler, or any one of them, with power of substitution in each, to vote at the annual meeting or any adjournments thereof all the shares of Lone Star Technologies, Inc. which the undersigned may be entitled to vote. The above Proxies are, and each of them is, hereby instructed to vote as shown on the reverse side of this card.

PLEASE MARK, SIGN, DATE, AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

/X/  Please mark your
     votes as in this
     example.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEE LISTED AND FOR PROPOSAL 2.

                                     WITHHOLD         Nominee is:
                                     AUTHORITY        Dean P. Guerin,
                           FOR          TO            for a term.
                         NOMINEE       VOTE           expiring 2000.
1.  Election
    of Director            / /          / /


                                                             FOR     AGAINST    ABSTAIN
2.  Proposal to approve amendments to the 1985 Long-Term     / /       / /        / /
    Incentive Plan of Lone Star Technologies, Inc.

3. In their discretion, upon other business as may properly come before the meeting or any adjournment(s) thereof.


SIGNATURE(S)                                      DATE
            -------------------------------------     -------------------------

SIGNATURE(S)                                      DATE
            -------------------------------------     -------------------------
                (SIGNATURE IF HELD JOINTLY)

This proxy must be dated and signed EXACTLY as shown hereon. Executors, administrators, trustees, etc., should give full title as such. If a corporation, please sign full corporate name as duly authorized officer.